EXHIBIT 99.1

One University Plaza, Suite 400 Hackensack, NJ 07601

FOR IMMEDIATE RELEASE

CAPRIUS, INC. SUBSIDIARY ANNOUNCES SALES IN EUROPEAN UNION
AFTER RECEIPT OF REGULATORY APPROVAL IN THIS REGION

Euromedic Appointed Exclusive Distributor of SteriMed in Hungary

Hackensack, NJ – August 23, 2007 – Caprius, Inc. (OTCBB: CAPS) announced today that its subsidiary, M.C.M. Environmental Technologies, Inc. (“MCM”), has completed the sale of five of its SteriMed units for the on-site disposal of infectious medical waste in the European Union country of Hungary. A further order for a sixth unit will be delivered in September. Three of the units were placed in the dialysis clinics of the world’s largest dialysis company, two of the units were placed in hospitals, and one unit will be used at another dialysis facility. The sale was handled by Euromedic Trading KFT, the new, exclusive distributor of MCM’s SteriMed systems in Hungary.

The Company recently received regulatory approval to market its SteriMed systems in Hungary, which represented SteriMed’s first successful completion of the regulatory approval process in a European Union (EU) country.

“We are delighted with our recent success in gaining regulatory approval in this important territory within Europe and quickly obtaining orders in Hungary,” stated Dwight Morgan, President and Chief Executive Officer of Caprius.  “The receipt of regulatory approval in Hungary is quite important to us as it represents the very first acceptance of our technology by a member of the European Union.  Our entry into the Hungarian market was accelerated by the increasing adoption of our solution by the largest integrated dialysis company, as well as the commitment of Euromedic, our distributor in the region.  We are very confident that we will be able to effectively grow our sales in Europe, subject to the requisite regulatory approvals, as more and more potential customers see the economic and environmental benefit of the SteriMed systems as they are deployed in this first European Union contract.”

Euromedic, besides being our distributor, has in the past purchased through an affiliated company, SteriMed units for its dialysis clinics in Russia, Bosnia and Poland.

About Caprius
Caprius, Inc. is a manufacturer of proprietary equipment for the on-site disinfection and disposal of infectious medical waste through its subsidiary, M.C.M. Environmental Technologies, Inc. The Company’s innovative SteriMed technology simultaneously shreds and disinfects solid and liquid regulated medical waste, reducing the volume by up to 90% and rendering it harmless for disposal as ordinary waste.  The SteriMed units are economical, compact, efficient and convenient, as well as environmentally friendly. The MCM patented technology offers an alternative to hauling and incinerating medical waste. Industry analysts estimate the medical waste market to be approximately $3 billion in the US and approximately $10 billion worldwide.  More information on the Company and MCM can be found at www.caprius.com and www.mcmetech.com
# # #

Contacts:
Beverly Tkaczenko	John G. Nesbett
Caprius, Inc.	Institutional Marketing Services
Tel: (201) 342-0900, ext. 307	Tel: (203) 972-9200
Email: beverlyt@caprius.com	Email: jnesbett@institutionalms.com